UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
September 7, 2011

CIMETRIX INCORPORATED

(Exact name of registrant as specified in its charter)

Commission File No. 000-16454

Nevada	87-0439107
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

6979 South High Tech Drive
Salt Lake City, Utah  84047-3757
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code:  (801) 256-6500

Former name or former address, if changed since last report:  Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 (d) DEPARTURE OF DIRECTORS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS;

On September 7, 2011, Cimetrix Incorporated’s Board of Directors unanimously voted to appoint Mr. Edward C. Grady to the Board of Directors and to accept the resignation of Mr. C. Alan Weber from the Board of Directors effective September 7, 2011.  Mr. Weber joined Cimetrix Incorporated as a full-time employee on July 15, 2011 and Mr. Grady will serve out the remaining term of Mr. Weber’s board position which expires in 2013. Mr. Grady will also serve on the Audit, Compensation and Nominating committees. In connection with Mr. Grady’s appointment as Board of Director, the Board awarded Mr. Grady 17,750 shares of restricted stock.  The stock vests ratably over 9 months from date of grant becoming fully vested by May 21, 2012, subject to Mr. Grady’s continued position as Board of Director through such date.

Mr. Grady is currently Chairman and CEO of REEL Solar, Inc. a Silicon Valley-based developer of unique low cost thin film technology to produce photovoltaic solar panels. He is also a member of the Board of Directors of Advanced Energy Industries, Inc., Electro Scientific Industries, Inc., and Molecular Imprints, Inc. Previously, Mr. Grady was president and CEO of Brooks Automation, Inc. in Chelmsford, MA. Prior to joining Brooks in 2003, Mr. Grady was an executive at KLA-Tencor Corporation, successfully managing the wafer inspection group, the inspection and metrology group, and the analytic software group. He was the CEO of Micromask, a supplier of photomasks and services to the semiconductor industry, before joining KLA-Tencor. Mr. Grady started his career as an engineer for Monsanto/MEMC and eventually rose to the position of vice president of worldwide sales. Mr. Grady earned a B.S. in engineering at Southern Illinois University and an MBA at the University of Houston.

ITEM 9.01. FINANCIAL STATEMENSTS AND EXHIBITS

Press Release dated September 7, 2011 regarding appointment of Mr. Grady to the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIMETRIX INCORPORATED

Date: September 7, 2011	By:	/s/Robert H. Reback
Robert H. Reback
President and Chief Executive Officer
(Principal Executive Officer)